Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Emily Downing edowning@unum.com
INVESTORS	Matt Royal investorrelations@unum.com

Unum Group Reports Fourth Quarter 2025 Results

•Net income of $174.1 million ($1.04 per diluted common share) for the fourth quarter of 2025; after-tax adjusted operating income was $322.3 million ($1.92 per diluted common share).

•Full-year results reflect solid top-line trends and strong levels of return in our core businesses; core operations premium growth of 3.7 percent on a constant currency basis and adjusted operating return on equity of 20.5 percent.

•Robust balance sheet with holding company liquidity of $2.3 billion and weighted average risk-based capital ratio of approximately 440 percent; for the full-year, returned approximately $1.3 billion to shareholders, including $1.0 billion of share repurchase and 307.2 million of common stock dividends.

•Book value per common share of $67.11 increased 9.3 percent compared to the year-ago quarter; book value per common share excluding accumulated other comprehensive income (loss) (AOCI) grew 3.3 percent over the year-ago quarter to $78.02.

•Positive business trends expected to continue into 2026 with outlook for core operations premium growth of 4 percent to 7 percent and after-tax adjusted operating income per share in the range of $8.60 to $8.90.

CHATTANOOGA, Tenn. (February 5, 2026) - Unum Group (NYSE: UNM) today reported net income of $174.1 million ($1.04 per diluted common share) for the fourth quarter of 2025, compared to net income of $348.7 million ($1.92 per diluted common share) for the fourth quarter of 2024.

Included in net income for the fourth quarter of 2025 is the after-tax amortization of the cost of reinsurance of $38.6 million ($0.23 per diluted common share), the after-tax amortization of the deferred gain on reinsurance of $3.5 million ($0.02 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $7.9 million ($0.05 per diluted common share), the after-tax impact of the settlement loss on the U.S. pension plan annuity purchase of $82.0 million ($0.49 per diluted common share), the after-tax impact of the accelerated charitable contribution of $15.8 million ($0.09 per diluted common share), as well as a net after-tax investment loss on the Company’s investment portfolio of $7.4 million ($0.04 per diluted common share). Included in net income for the fourth quarter of 2024 is the after-tax amortization of the cost of reinsurance of $8.1 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $3.9 million ($0.03 per diluted common share), as well as a net after-tax investment loss on the Company’s investment portfolio of $8.2 million ($0.04 per diluted common share).

“In 2025 we executed on our strategy, delivered for our customers, and drove disciplined operational performance. Additionally, we materially improved the risk profile of the Closed Block, and returned significant capital to our shareholders,” said Richard P. McKenney, president and chief executive officer. “We also continued to invest in our digital capabilities, reinforcing our differentiated solutions and driving solid premium and sales growth. While benefits expenses were higher than expected across the portfolio, our core operations continue to deliver strong returns. With robust capital levels, and a clear strategic focus, we remain committed to disciplined execution and confident in our ability to drive growth and create lasting value for our shareholders.”

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains or losses, certain impacts from reinsurance transactions, reserve assumption updates, and certain other items as specified in the reconciliations below. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, impairment losses, and gains or losses on derivatives. Reserve assumption updates may result in increases or decreases to earnings. These performance measures are in accordance with U.S. generally accepted accounting principles (GAAP) guidance for segment reporting, but they should not be viewed as a substitute for income before income tax, net income, or net loss.

Unum US Segment

Unum US reported a decrease of 13.1 percent in adjusted operating income to $289.7 million in the fourth quarter of 2025, which excludes the amortization of the deferred gain on reinsurance of $4.4 million offset by the impact of non-contemporaneous reinsurance of $0.6 million, compared to $333.2 million in the fourth quarter of 2024. Premium income for the segment increased 1.6 percent to $1,748.6 million in the fourth quarter of 2025, compared to premium income of $1,721.4 million in the fourth quarter of 2024. Net investment income for the segment decreased 5.0 percent to $148.3 million in the fourth quarter of 2025, compared to $156.1 million in the fourth quarter of 2024.

Within the Unum US operating segment, the group disability line of business reported a 30.2 percent decrease in adjusted operating income to $102.3 million in the fourth quarter of 2025, compared to $146.5 million in the fourth quarter of 2024. Premium income for the group disability line of business decreased 1.8 percent to $784.4 million in the fourth quarter of 2025, compared to $799.1 million in the fourth quarter of 2024, driven by the expected run-off in medical stop-loss premium, partially offset by an increase in premium income due to sales. Net investment income decreased 5.5 percent to $72.2 million in the fourth quarter of 2025, compared to $76.4 million in the fourth quarter of 2024, primarily driven by a decrease in the level of invested assets and a decrease in the yield on invested assets. The benefit ratio for the fourth quarter of 2025 was 64.2 percent, compared to 60.4 percent in the fourth quarter of 2024, due primarily to claim size in our group long-term and group short-term disability product lines and lower claim resolutions driven by mortality in group long term disability. Group long-term disability sales were $127.2 million in the fourth quarter of 2025, a decrease of 17.7 percent from $154.5 million in the fourth quarter of 2024. Group short-term disability sales were $177.9 million in the fourth quarter of 2025, an increase of 45.3 percent from $122.4 million in the fourth quarter of 2024. Persistency in the group long-term disability product line was 91.1 percent for full year 2025, compared to 93.3 percent for full year 2024. Persistency in the group short-term disability product line was 88.9 percent for full year 2025, compared to 91.7 percent for full year 2024.

The group life and accidental death and dismemberment line of business reported an 11.1 percent increase in adjusted operating income to $91.9 million in the fourth quarter of 2025, compared to $82.7 million in the fourth quarter of 2024. Premium income for this line of business increased 4.5 percent to $515.9 million in the fourth quarter of 2025, compared to $493.6 million in the fourth quarter of 2024, driven primarily by sales and in-force block growth. Net investment income decreased 2.8 percent to $21.1 million in the fourth quarter of 2025, compared to $21.7 million in the fourth quarter of 2024, primarily driven by a lower level of invested assets. The benefit ratio in the fourth quarter of 2025 was 64.8 percent, compared to 66.7 percent in the fourth quarter of 2024, due primarily to favorable incidence, partially offset by higher average claim size in in our group life product line. Sales of group life and accidental death and dismemberment products decreased 1.7 percent in the fourth quarter of 2025 to $206.8 million, compared to $210.3 million in the fourth quarter of 2024. Persistency in the group life product line was 90.2 percent for full year 2025, compared to 92.0 percent for full year 2024. Persistency in the accidental death and dismemberment product line was 89.1 percent for full year 2025, compared to 91.2 percent for full year 2024.

The supplemental and voluntary line of business reported a decrease of 8.2 percent in adjusted operating income to $95.5 million in the fourth quarter of 2025, which excludes the amortization of the deferred gain on reinsurance of $4.4 million partially offset by the impact of non-contemporaneous reinsurance of $0.6 million, compared to $104.0 million in the fourth quarter of 2024. Premium income for the supplemental and voluntary line of business increased 4.6 percent to $448.3 million in the fourth quarter of 2025, compared to $428.7 million in the fourth quarter of 2024, due to the continued

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impacts from the recapture of a previously ceded block of business in the individual disability product line in the first quarter of 2025, higher prior period sales in the voluntary benefits product line, and favorable persistency in the voluntary benefits and dental and vision product lines, partially offset by the impact of ceding a portion of the individual disability product line as a part of the Closed Block long-term care and Unum US individual disability reinsurance transaction (Fortitude Re reinsurance transaction). Net investment income decreased 5.2 percent to $55.0 million in the fourth quarter of 2025, compared to $58.0 million in the fourth quarter of 2024, driven primarily by a decrease in the level of invested assets. The benefit ratio for the voluntary benefits product line was 48.5 percent in the fourth quarter of 2025, compared to 47.3 percent for the fourth quarter of 2024, due primarily to unfavorable benefit experience in the hospital indemnity, accident, and critical illness products, partially offset by favorable benefits experience in the life product line. The benefit ratio for the individual disability product line was 42.7 percent for the fourth quarter of 2025, compared to 41.0 percent for the fourth quarter of 2024, driven by lower average size of recoveries and higher claim incidence. The benefit ratio for the dental and vision product line was 74.3 percent in the fourth quarter of 2025, compared to 73.5 percent for the fourth quarter of 2024, due primarily to higher claim incidence and higher average claim size. Relative to the fourth quarter of 2024, sales in the voluntary benefits product line decreased 4.6 percent in the fourth quarter of 2025 to $57.9 million. Sales in the individual disability product line decreased 5.5 percent in the fourth quarter of 2025 to $24.2 million. Sales in the dental and vision product line totaled $45.9 million for the fourth quarter of 2025, a decrease of 11.6 percent compared to the fourth quarter of 2024. Persistency in the voluntary benefits product line was 76.5 percent for full year 2025, compared to 76.0 percent for full year 2024. Persistency in the individual disability product line was 87.7 percent for full year 2025, compared to 89.0 percent for full year 2024. Persistency in the dental and vision product line was 83.3 percent for full year 2025, compared to 81.4 percent for full year 2024.

Unum International Segment

The Unum International segment reported adjusted operating income of $33.2 million in the fourth quarter of 2025, a decrease of 11.7 percent from $37.6 million in the fourth quarter of 2024. Premium income increased 17.1 percent to $283.9 million in the fourth quarter of 2025, compared to $242.4 million in the fourth quarter of 2024. Net investment income increased 1.2 percent to $34.7 million in the fourth quarter of 2025, compared to $34.3 million in the fourth quarter of 2024. Sales increased 17.5 percent to $45.6 million in the fourth quarter of 2025, compared to $38.8 million in the fourth quarter of 2024.

The Unum UK line of business reported adjusted operating income, in local currency, of £22.3 million in the fourth quarter of 2025, a decrease of 19.2 percent from £27.6 million in the fourth quarter of 2024. Premium income was £173.0 million in the fourth quarter of 2025, an increase of 10.3 percent from £156.9 million in the fourth quarter of 2024, primarily due to in-force block growth and favorable persistency. Net investment income was £23.3 million in the fourth quarter of 2025, a decrease of 4.5 percent from £24.4 million in the fourth quarter of 2024, primarily due to a decrease in the level of invested assets and lower income from inflation index-linked bonds, partially offset by an increase in the yield on invested assets. The benefit ratio in the fourth quarter of 2025 was 77.9 percent, compared to 72.1 percent in the fourth quarter of 2024, due to unfavorable claim resolutions and higher incidence in the group long-term disability product line, partially offset by lower claim incidence in the group life product line. Sales increased 20.4 percent to £25.4 million in the fourth quarter of 2025, compared to £21.1 million in the fourth quarter of 2024. Persistency in the group long-term disability product line was 92.3 percent for full year 2025, compared to 92.0 percent for full year 2024. Persistency in the group life product line was 90.1 percent for full year 2025, compared to 89.1 percent for full year 2024. Persistency in the supplemental product line was 93.3 percent for full year 2025, compared to 90.4 percent for full year 2024.

Colonial Life Segment

Colonial Life reported a 7.2 percent decrease in adjusted operating income to $113.9 million in the fourth quarter of 2025, compared to $122.7 million in the fourth quarter of 2024. Premium income increased 3.2 percent to $463.2 million in the fourth quarter of 2025, compared to $448.9 million in the fourth quarter of 2024, driven by stable overall persistency and prior period sales. Net investment income increased 3.3 percent to $43.5 million in the fourth quarter of 2025, compared to $42.1 million in the fourth quarter of 2024, due to an increase in the level of invested assets. The benefit ratio was 48.3 percent in the fourth quarter of 2025, compared to 46.8 percent in the fourth quarter of 2024, driven by less favorable benefits experience in the life and accident, sickness and disability product lines. Sales increased 10.0 percent to $203.9 million in the fourth quarter of 2025, compared to $185.4 million in the fourth quarter of 2024. Persistency in Colonial Life was 78.4 percent for full year 2025, compared to 78.3 percent for full year 2024.

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Closed Block Segment

The Closed Block segment reported adjusted operating income of $21.1 million in the fourth quarter of 2025, which excludes the amortization of the cost of reinsurance of $48.8 million and the impact of non-contemporaneous reinsurance of $9.5 million, compared to $27.7 million in the fourth quarter of 2024, which excludes the amortization of the cost of reinsurance of $10.3 million and the impact of non-contemporaneous reinsurance of $4.9 million. Premium income for this segment is largely driven by our long-term care product line, and in the fourth quarter of 2025, premium income decreased 10.1 percent to $196.4 million, compared to $218.4 million in 2024, primarily due to the impact of the Fortitude Re reinsurance transaction. Net investment income decreased 20.1 percent to $237.6 million in the fourth quarter of 2025, compared to $297.3 million in the fourth quarter of 2024, primarily driven by a decrease in the level of invested assets resulting from the Fortitude Re reinsurance transaction and lower miscellaneous investment income primarily due to smaller increases in the net asset values on our private equity partnerships.

Policy benefits including remeasurement loss (gain), excluding the impacts of non-contemporaneous reinsurance, for the Closed Block segment were lower in the fourth quarter of 2025, relative to the same period in 2024, driven primarily by the impacts of the Fortitude Re reinsurance transaction and favorable incidence in the all other product line, partially offset by lower claimant mortality in the long-term care product line. The net premium ratio for long-term care at December 31, 2025 of 97.5 percent was generally consistent with the net premium ratio of 97.6 percent as of September 30, 2025.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $51.1 million in the fourth quarter of 2025, which excludes a settlement loss on the U.S. pension plan annuity purchase of $103.8 million and an accelerated charitable contribution of $20.0 million, compared to an adjusted operating loss of $50.4 million in the fourth quarter of 2024, due primarily to higher operating expenses, mostly offset by an increase in net investment income resulting from an increase in the level of invested assets.

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 168.0 million for the fourth quarter of 2025, compared to 181.6 million for the fourth quarter of 2024. Shares outstanding totaled 165.7 million at December 31, 2025. During the fourth quarter of 2025, the Company repurchased 3.3 million shares at a total cost of $252.5 million.

Capital Management

At December 31, 2025, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 440 percent, and the holding companies had available holding company liquidity of $2,344.1 million.

Book Value

Book value per common share as of December 31, 2025 was $67.11, compared to $61.38 at December 31, 2024. Book value per common share excluding AOCI as of December 31, 2025 was $78.02, compared to $75.51 at December 31, 2024.

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Effective Tax Rate

The effective tax rate on adjusted operating income was 20.8 percent in the fourth quarter of 2025, and 21.0 percent for full year 2025.

Outlook

Beginning in 2026, we plan to adjust our calculation of after-tax adjusted operating income to exclude the results of the Closed Block segment. As part of this update, we determined that it is no longer necessary to adjust after-tax adjusted operating income to exclude the amortization of the cost of reinsurance, the amortization of the deferred gain on reinsurance, and the impact of non-contemporaneous reinsurance, because the majority of these items are included in Closed Block segment results.

The full-year 2026 outlook for after-tax adjusted operating income per share of $8.60 to $8.90 represents growth of approximately 8 percent to 12 percent when comparing to our redefined full-year 2025 result of $7.93 per share.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures which exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  We believe the following non-GAAP financial measures are better performance measures and better indicators of the revenue and profitability and underlying trends in our business:

•After-tax adjusted operating income or loss, which excludes investment gains or losses, certain impacts from reinsurance transactions, reserve assumption updates, and certain other items;
•Book value per common share, which is calculated excluding AOCI;
•Premium income in constant currency, which excludes the impact of fluctuations in exchange rates between the U.S. dollar and the local currencies in which our Unum International segment is conducted. Given volatility in foreign currency exchange markets, exchange rates can fluctuate between periods. We believe translating prior period results using current period local currency exchange rates provides a more comparable view of our results; and
•Adjusted operating return on equity, which is calculated using after-tax adjusted operating income or loss and excludes from equity the unrealized gain or loss on securities, the effect of change in discount rate assumptions on the liability for future policy benefits, and net gain or loss on derivatives.

Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, impairment losses, and gains or losses on derivatives. Investment gains or losses and unrealized gains or losses on securities depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our Company.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business. Book value per common share excluding AOCI provides a more comparable and consistent view of our results, as AOCI tends to fluctuate depending on market conditions and general economic trends.

At times, we utilize reinsurance transactions to manage risk related to certain portions of our business including the exit of portions of our Closed Block businesses. As a result, we exclude the amortization of the cost of reinsurance and the amortization of the deferred gain on reinsurance that are recognized after the closing of these transactions. We also exclude the impact of non-contemporaneous reinsurance for these transactions. While the total equity impact of non-contemporaneous reinsurance is neutral, the difference in original discount rates utilized for direct and ceded reserves results in a disproportionate earnings impact. We believe that the exclusion of these items provides a better view of our results from our ongoing businesses.

Cash flow assumptions used to calculate our liability for future policy benefits are reviewed at least annually and updated, as needed, with the resulting impact reflected in net income. While the effects of these assumption updates are recorded in the reporting period in which the review is completed, these updates reflect experience emergence and changes to expectations spanning multiple periods. We believe that by excluding the impact of reserve assumption updates we are providing a more comparable and consistent view of our results.

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We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Friday, February 6, 2026, at 8:00 a.m. Eastern Time, to discuss the results of operations for the fourth quarter of 2025 and outlook for 2026. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

To receive dial in information for the call, please register in advance by using the following URL: https://registrations.events/direct/Q4I33079725. Upon registration you will receive a dial-in number to use to access the event. It is recommended that you register at least 10 minutes before the start of the event. In addition, a live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the "Investors" section of the Company's website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website, and will be available through February 13, 2026, by using the registration URL noted above.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2025 and the 2026 Outlook presentation are available on the “Investors” section of the Company’s website.

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ABOUT UNUM GROUP

Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, and vision insurance; leave and absence management support; and behavioral health services. In 2025, Unum Group reported revenues of $13.1 billion and paid $8.3 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

Visit the Unum Group newsroom (https://www.unumgroup.com/newsroom) for more information, and connect with us on LinkedIn (https://www.linkedin.com/company/unum), Facebook (https://www.facebook.com/unumbenefits/), and Instagram (https://www.instagram.com/unumbenefits/).

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) fluctuation in insurance reserve liabilities, claim payments, and pricing due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (2) sustained periods of low interest rates; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity or unfavorable returns on our investment portfolio; (4) changes in, or interpretations or enforcement of, laws and regulations; (5) a cybersecurity attack or other security breach resulting in compromised data or the unauthorized acquisition of confidential data; (6) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cybersecurity attack, or other event; (7) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (8) the impact of pandemics and other

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public health issues on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (9) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (10) ineffectiveness of our derivatives hedging programs due to changes in forecasted cash flows, the economic environment, counterparty risk, ratings downgrades, capital market volatility, collateral requirements, changes in interest rates, and/or regulation; (11) our use of artificial intelligence technology, as well as changes in artificial intelligence laws and regulations; (12) changes in our financial strength and credit ratings; (13) our ability to hire and retain qualified employees; (14) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (15) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (16) disruptions to our business or our ability to access data caused by the use and reliance on third party vendors, including vendors providing web and cloud-based applications; (17) ability to generate sufficient internal liquidity and/or obtain external financing; (18) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) effectiveness of our risk management program; (21) contingencies and the level and results of litigation; (22) fluctuation in foreign currency exchange rates; and (23) our ability to meet sustainability standards and expectations of investors, regulators, customers, and other stakeholders.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A "Risk Factors" of our annual report on Form 10-K for the year ended December 31, 2024. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended December 31		Year Ended December 31
	2025	2024	2025	2024
Revenue
Premium Income	$2,692.1	$2,631.1	$10,831.0	$10,497.4
Net Investment Income	482.0	543.6	2,032.7	2,130.0
Net Investment Loss	(10.1)	(10.1)	(106.6)	(34.6)
Other Income	80.1	72.0	318.4	294.5
Total Revenue	3,244.1	3,236.6	13,075.5	12,887.3

Benefits and Expenses
Policy Benefits Including Remeasurement Loss or Gain	1,892.9	1,861.2	8,065.3	6,917.9
Commissions	333.4	310.8	1,355.3	1,258.6
Interest and Debt Expense	52.6	52.5	208.8	201.1
Deferral of Acquisition Costs	(176.1)	(156.2)	(697.1)	(651.5)
Amortization of Deferred Acquisition Costs	137.2	133.1	527.1	521.0
Other Expenses	785.7	589.7	2,682.6	2,388.9
Total Benefits and Expenses	3,025.7	2,791.1	12,142.0	10,636.0

Income Before Income Tax	218.4	445.5	933.5	2,251.3
Income Tax Expense	44.3	96.8	195.0	472.2

Net Income	$174.1	$348.7	$738.5	$1,779.1

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.04	$1.93	$4.28	$9.49
Assuming Dilution	$1.04	$1.92	$4.27	$9.46

Weighted Average Common Shares - Basic (000s)	167,650.8	180,985.5	172,511.5	187,497.7
Weighted Average Common Shares - Assuming Dilution (000s)	168,038.3	181,637.7	172,921.6	188,069.2
Outstanding Shares - (000s)			165,694.4	178,589.0

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Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31
	2025		2024
	(in millions)	per share *	(in millions)	per share *
Net Income	$174.1	$1.04	$348.7	$1.92
Excluding:
Net Investment Loss (net of tax benefit of $2.7; $1.9)	(7.4)	(0.04)	(8.2)	(0.04)
Amortization of the Cost of Reinsurance (net of tax benefit of $10.2; $2.2)	(38.6)	(0.23)	(8.1)	(0.04)
Amortization of the Deferred Gain on Reinsurance (net of tax expense of $0.9; $—)	3.5	0.02	—	—
Non-Contemporaneous Reinsurance (net of tax benefit of $2.2; $1.0)	(7.9)	(0.05)	(3.9)	(0.03)
Settlement Loss on the U.S. Pension Plan Annuity Purchase (net of tax benefit of $21.8;$—)	(82.0)	(0.49)	—	—
Accelerated Charitable Contribution (net of tax benefit of $4.2;$—)	(15.8)	(0.09)	—	—
After-tax Adjusted Operating Income	$322.3	$1.92	$368.9	$2.03

	Year Ended December 31
	2025		2024
	(in millions)	per share *	(in millions)	per share *
Net Income	$738.5	$4.27	$1,779.1	$9.46
Excluding:
Net Investment Loss
Net Investment Loss Related to the Fortitude Re Reinsurance Transaction (net of tax benefit of $9.9; $—)	(36.9)	(0.21)	—	—
Net Investment Loss, Other (net of tax benefit of $13.2; $7.6)	(46.6)	(0.28)	(27.0)	(0.14)
Total Net Investment Loss	(83.5)	(0.49)	(27.0)	(0.14)
Amortization of the Cost of Reinsurance (net of tax benefit of $24.5; $8.7)	(92.2)	(0.53)	(32.7)	(0.17)
Amortization of the Deferred Gain on Reinsurance (net of tax expense of $1.9;$—)	7.1	0.04	—	—
Non-Contemporaneous Reinsurance (net of tax benefit of $6.3; $5.2)	(23.3)	(0.14)	(19.9)	(0.11)
Reserve Assumption Updates (net of tax expense (benefit) of $(100.7); $74.8)	(377.8)	(2.18)	282.6	1.50
Settlement Loss on the U.S. Pension Annuity Purchase (net of tax benefit of $21.8;$—)	(82.0)	(0.47)	—	—
Accelerated Charitable Contribution (net of tax benefit of $4.2;$—)	(15.8)	(0.09)	—	—
Loss on Legal Settlement (net of tax benefit of $—; $3.2)	—	—	(12.1)	(0.06)
After-tax Adjusted Operating Income	$1,406.0	$8.13	$1,588.2	$8.44

* Assuming Dilution

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	December 31
	2025		2024
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$11,119.1	$67.11	$10,961.1	$61.38
Excluding:
Net Unrealized Loss on Securities	(2,003.1)	(12.09)	(2,755.2)	(15.43)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	929.9	5.61	1,185.4	6.64
Net Loss on Derivatives	(278.8)	(1.68)	(270.7)	(1.51)
Subtotal	12,471.1	75.27	12,801.6	71.68
Excluding:
Foreign Currency Translation Adjustment	(245.6)	(1.48)	(343.0)	(1.93)
Subtotal	12,716.7	76.75	13,144.6	73.61
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(210.9)	(1.27)	(340.2)	(1.90)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$12,927.6	$78.02	$13,484.8	$75.51

	Year Ended
	December 31, 2025	December 31, 2024
	Premium Income	Premium Income, Local Currency[1]		Weighted Average Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$887.4		£621.6	1.320	$820.5
Unum Poland	195.4	zł	615.3	0.267	164.3
Total	1,082.8				984.8
Unum US	7,083.5		$6,883.2		6,883.2
Colonial Life	1,839.1		$1,783.9		1,783.9
Core Operations	$10,005.4				$9,651.9

1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and millions of U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

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	After-Tax Adjusted Operating Income (Loss)	Average Allocated Equity[1]	Annualized Adjusted Operating Return on Equity

Year Ended December 31, 2025
Unum US	$1,005.2	$4,441.2	22.6%
Unum International	118.5	799.0	14.8%
Colonial Life	365.8	2,011.0	18.2%
Core Operating Segments	1,489.5	7,251.2	20.5%
Closed Block	40.7	4,830.0
Corporate	(124.2)	555.2
Total	$1,406.0	$12,636.4	11.1%
1 Excludes unrealized loss on securities, the effect of change in discount rate assumptions on the liability for future policy benefits, and net loss on derivatives and is calculated using the stockholders' equity balances presented below.

Average allocated equity is computed as follows:

	12/31/2025	12/31/2024
Total Stockholders' Equity	$11,119.1	$10,961.1
Excluding:
Net Unrealized Loss on Securities	(2,003.1)	(2,755.2)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	929.9	1,185.4
Net Loss on Derivatives	(278.8)	(270.7)
Total Adjusted Stockholders' Equity	$12,471.1	$12,801.6

	Year Ended
	12/31/2025
Average Adjusted Stockholders' Equity	$12,636.4

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We have completed reinsurance transactions to exit significant portions of our Closed Block businesses and, effective February 2026, we are no longer accepting new enrollments on existing group long-term care policies. As a result of these actions and the continued run-off of the Closed Block business, Closed Block segment earnings are less relevant to our financial results and as such, beginning in 2026, we plan to adjust our calculation of after-tax adjusted operating income to exclude the results of the Closed Block segment. As part of this update, we determined that it is no longer necessary to adjust after-tax adjusted operating income to exclude the amortization of the cost of reinsurance, the amortization of the deferred gain on reinsurance, and the impact of non-contemporaneous reinsurance, because the majority of these items are included in Closed Block segment results. The chart below presents the non-GAAP reconciliation for this redefined after-tax adjusted operating income for 2025.

	Redefined After-tax Adjusted Operating Income
	Year Ended December 31
	2025
	(in millions)	per share *
Net Income	$738.5	$4.27
Excluding:
Net Investment Loss
Net Investment Loss Related to Fortitude Re Reinsurance Transaction (net of tax benefit of $9.9)	(36.9)	(0.21)
Net Investment Loss, Other (net of tax benefit of $13.2)	(46.6)	(0.28)
Total Net Investment Loss	(83.5)	(0.5)
Redefined Closed Block Segment after-tax adjusted operating loss (net of tax benefit of $7.8)	(74.0)	(0.43)
Reserve Assumption Updates (net of tax benefit of $100.7)	(377.8)	(2.18)
Settlement Loss on U.S. Pension Plan Annuity Purchase (net of tax benefit of $21.8)	(82.0)	(0.47)
Accelerated Charitable Contribution (net of tax benefit of $4.2)	(15.8)	(0.09)
Redefined After-tax Adjusted Operating Income	$1,371.6	$7.93

* Assuming Dilution

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